Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Immuron Limited on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated November 2, 2017, with respect to our audits of the consolidated financial statements of Immuron Limited as of June 30, 2017 and 2016, and for the years ended June 30, 2017, 2016 and 2015, which report is included in this Annual Report on Form 20-F of Immuron Limited for the year ended June 30, 2017.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

November 2, 2017